IMMEDIATE RELEASE

TOWNSQUARE ANNOUNCES FIRST QUARTER RESULTS
WHICH DEMONSTRATE ONGOING STRENGTH OF ITS DIGITAL FIRST STRATEGY

Q1 Digital Advertising Net Revenue Increased 15.4% YOY
Digital Revenue Represents 54% of Q1 Total Net Revenue

Purchase, NY – May 10, 2023 - Townsquare Media, Inc. (NYSE: TSQ) (“Townsquare”, the "Company," "we," "us," or "our") announced today its financial results for the first quarter ended March 31, 2023.

“I am pleased to share that Townsquare’s first quarter results exceeded our previously issued guidance for both net revenue and Adjusted EBITDA, due primarily to the continued strength of our digital and local advertising platform and solutions. In the first quarter, net revenue increased +3% year-over-year to $103 million, and Adjusted EBITDA decreased -12% year-over-year to $19 million. Although we faced the same headwinds that have impacted the entire media sector, our first quarter results validate our Digital First Local Media strategy, with a focus exclusively on local markets outside of the Top 50. Digital Advertising was once again our largest driver of growth, increasing net revenue by +15% year-over-year in the first quarter. In total, first quarter Digital net revenue increased +8% year-over-year (representing 54% of our total Q1 net revenue) and total Digital Adjusted Operating Income increased +8% year-over year (representing 63% of our total Q1 Adjusted Operating Income),” commented Bill Wilson, Chief Executive Officer of Townsquare Media, Inc. “In the first quarter, we grew cash flow from operations to $9 million, due to the strong cash generation of many of our assets, and opportunistically repurchased more than $12 million of our Unsecured Senior Notes at a discount. We ended the quarter with a strong cash balance of $42 million, and maintained our all-time low net leverage multiple of 4.29x.”

Mr. Wilson continued, “Our growth engine has been and will continue to be our digital solutions. We believe that our Digital First business model and strategy position us to navigate the current macro-economic environment better than most, and that our revenue, profit and cash flow results will be among the best in the local media industry, particularly when compared to 2019 pre-COVID financials given our growth in revenue and profit since 2019. Our confidence is directly tied to the Townsquare team’s efforts and talent, as well as our large, growing, and profitable digital platform which contributes more than half of Townsquare’s total net revenue and profit.”

The Company announced today that its Board of Directors approved a quarterly cash dividend of $0.1875 per share. The dividend will be payable on August 1, 2023 to shareholders of record as of the close of business on June 30, 2023.

Segment Reporting
We have three reportable operating segments, Subscription Digital Marketing Solutions, Digital Advertising and Broadcast Advertising. The Subscription Digital Marketing Solutions segment includes our subscription digital marketing solutions business, Townsquare Interactive. The Digital Advertising segment, marketed externally as Townsquare Ignite, includes digital advertising on our owned and operated digital properties, our first party data digital management platform and our digital programmatic advertising platform. The Broadcast Advertising segment includes our local, regional, and national advertising products and solutions delivered via terrestrial radio broadcast, and other miscellaneous revenue that is associated with our broadcast advertising platform. The remainder of our business is reported in the Other category, which includes our live events business.

First Quarter Highlights*
•As compared to the first quarter of 2022:
•Net revenue increased 2.9%
•Net income decreased $4.7 million
•Adjusted EBITDA decreased 11.9%
•Total Digital net revenue increased 8.2%
•Subscription Digital Marketing Solutions (“Townsquare Interactive”) net revenue decreased 1.3%
•Digital Advertising net revenue increased 15.4%
•Total Digital Adjusted Operating Income increased 7.6%
•Subscription Digital Marketing Solutions Adjusted Operating Income decreased 12.2%
•Digital Advertising Adjusted Operating Income increased 22.9%
•Broadcast Advertising net revenue decreased 4.8%
•Diluted loss per share was $(0.14), and Adjusted Net Income per diluted share was $0.08
•Repurchased aggregate $12.2 million of our 2026 Secured Senior Notes below par
*See below for discussion of non-GAAP measures.

Guidance
For the second quarter of 2023, net revenue is expected to be between $120 million and $122 million (-1.6% to +0.1% as compared to the prior year), and Adjusted EBITDA is expected to be between $28 million and $29 million.

For the full year 2023, net revenue guidance is reaffirmed to be between approximately $450 million and $470 million (-2.8% to +1.5% as compared to the prior year), and Adjusted EBITDA guidance is reaffirmed to be between approximately $100 million and $110 million.

Quarter Ended March 31, 2023 Compared to the Quarter Ended March 31, 2022

Net Revenue
Net revenue for the three months ended March 31, 2023 increased $2.9 million, or 2.9%, to $103.1 million as compared to $100.2 million in the same period in 2022. Digital Advertising net revenue increased $4.5 million, or 15.4%, and Subscription Digital Marketing Solutions net revenue decreased $0.3 million, or 1.3%, as compared to the same period in 2022. Broadcast Advertising net revenue decreased $2.3 million, or 4.8%, as compared to the same period in 2022. Other net revenue increased $1.0 million due to an increase in the number of live events. Excluding political revenue of $0.2 million and $0.4 million for the three months ended March 31, 2023 and 2022, respectively, net revenue increased $3.1 million, or 3.1%, to $102.9 million, Digital Advertising net revenue increased $4.5 million, or 15.5%, to $33.7 million, and Broadcast Advertising net revenue decreased $2.1 million, or 4.4%, to $45.7 million.

Net Loss
For the quarter ended March 31, 2023, we reported a net loss of $1.9 million, as compared to net income of $2.7 million in the same period last year, primarily due to non-cash impairment charges to our FCC licenses. Adjusted Net Income decreased $2.3 million, primarily due to a $4.6 million increase in direct operating expenses to support the growth of our digital segments and higher compensation, partially offset by a $2.9 million increase in net revenue.

Adjusted EBITDA
Adjusted EBITDA for the three months ended March 31, 2023 decreased $2.6 million, or 11.9%, to $19.4 million, as compared to $22.1 million in the same period last year. Adjusted EBITDA (Excluding Political) decreased $2.4 million, or 11.3%, to $19.3 million, as compared to $21.7 million in the same period last year.

Liquidity and Capital Resources
As of March 31, 2023, we had a total of $41.8 million of cash and cash equivalents and $518.6 million of outstanding indebtedness, representing 4.67x and 4.29x gross and net leverage, respectively, based on Adjusted EBITDA for the twelve months ended March 31, 2023, of $111.1 million.

The table below presents a summary, as of May 5, 2023, of our outstanding common stock.

Security	Number Outstanding	Description
Class A common stock	13,224,007	One vote per share.
Class B common stock	815,296	10 votes per share.[1]
Class C common stock	3,461,341	No votes.[1]
Total	17,500,644
[1] Each share converts into one share of Class A common stock upon transfer or at the option of the holder, subject to certain conditions, including compliance with FCC rules.

Conference Call
Townsquare Media, Inc. will host a conference call to discuss certain first quarter 2023 financial results and 2023 guidance on Wednesday, May 10, 2023 at 8:00 a.m. Eastern Time. The conference call dial-in number is 1-888-886-7786 (U.S. & Canada) or 1-416-764-8658 (International) and the confirmation code is 63395425. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at www.townsquaremedia.com.

A replay of the conference call will be available through May 17, 2023. To access the replay, please dial 1-844-512-2921 (U.S. and Canada) or 1-412-317-6671 (International) and enter confirmation code 63395425. A web-based archive of the conference call will also be available at the above website.

About Townsquare Media, Inc.
Townsquare is a community-focused digital media and digital marketing solutions company with market leading local radio stations, principally focused outside the top 50 markets in the U.S. Our assets include a subscription digital marketing services business, Townsquare Interactive, providing website design, creation and hosting, search engine optimization, social media and online reputation management as well as other digital monthly services for approximately 30,400 SMBs; a robust digital advertising division, Townsquare Ignite, a powerful combination of a) an owned and operated portfolio of more than 400 local news and entertainment websites and mobile apps along with a network of leading national music and entertainment brands, collecting valuable first party data and b) a proprietary digital programmatic advertising technology stack with an in-house demand and data management platform; and a portfolio of 356 local terrestrial radio stations in 74 U.S. markets strategically situated outside the Top 50 markets in the United States. Our portfolio includes local media brands such as WYRK.com, WJON.com and NJ101.5.com, and premier national music brands such as XXLmag.com, TasteofCountry.com, UltimateClassicRock.com, and Loudwire.com. For more information, please visit www.townsquaremedia.com, www.townsquareinteractive.com and www.townsquareignite.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters addressed are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include the impact of general economic conditions in the United States, or in the specific markets in which we currently do business including supply chain disruptions, inflation, labor shortages and the effect on advertising activity, industry conditions, including existing competition and future competitive technologies, the popularity of radio as a broadcasting and advertising medium, cancellations, disruptions or postponements of advertising schedules in response to national or world events, including the COVID-19 pandemic, our ability to develop and maintain digital technologies and hire and retain technical and sales talent, our dependence on key personnel, our capital expenditure requirements, our continued ability to identify suitable acquisition targets, and consummate and integrate any future acquisitions, legislative or regulatory requirements, risks and uncertainties relating to our leverage and changes in interest rates, our ability to obtain financing at times, in amounts and at rates considered appropriate by us, our ability to access the capital markets as and when needed and on terms that we consider favorable to us and other factors discussed in this section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this report and under “Risk Factors” in our 2022 Annual Report on Form 10-K, for the year ended December 31, 2022, filed with the SEC on March 16, 2023, as well as other risks discussed from time to time in our filings with the SEC. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The cautionary statements referred to in this section also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. The forward-looking statements included in this report are made only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures and Definitions
In this press release, we refer to Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA (Excluding Political), Adjusted Net (Loss) Income and Adjusted Net Income Per Share which are financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).

We define Adjusted Operating Income as operating income before the deduction of depreciation and amortization, stock-based compensation, corporate expenses, transaction costs, business realignment costs, impairment of intangibles and long-lived assets, and net (gain) loss on sale and retirement of assets. We define Adjusted EBITDA as net income before the deduction of income taxes, interest expense, net, gain on repurchases of debt, transaction and business realignment costs, depreciation and amortization, stock-based compensation, impairment of intangible and long-lived assets, net loss (gain) on sale and retirement of assets and other expense (income) net. We define Adjusted EBITDA (Excluding Political) as Adjusted EBITDA less political net revenue, net of a fifteen percent deduction to account for estimated national representative firm fees, music licensing fees and sales commissions expense. Adjusted Net Income is defined as net income before the deduction of transaction and business realignment costs, impairment of intangible and long-lived assets, change in fair value of investment, net (gain) loss on sale and retirement of assets, gain on repurchases of debt, gain on sale of digital assets, gain on insurance recoveries and net income attributable to non-controlling interest, net of income taxes. Adjusted Net Income Per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding. We define Net Leverage as our total outstanding indebtedness, net of our total cash balance as of March 31, 2023, divided by our Adjusted EBITDA for the twelve months ended March 31, 2023. These measures do not represent, and should not be considered as alternatives to or superior to, financial results and measures determined or calculated in accordance with GAAP. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. You should be aware that in the future we may incur expenses or charges that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP measures may not be comparable to similarly-named measures reported by other companies.

We use Adjusted Operating Income to evaluate the operating performance of our business segments. We use Adjusted EBITDA and Adjusted EBITDA (Excluding Political) to facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance, and to facilitate year over year comparisons, by backing out the impact of political revenue which varies depending on the election cycle and may be unrelated to operating performance. We use Adjusted Net Income and Adjusted Net Income Per Share to assess total company operating performance on a consistent basis. We use Net Leverage to measure the Company’s ability to handle its debt burden. We believe that these measures, when considered together with our GAAP financial results, provide management and investors with a more complete understanding of our business operating results, including underlying trends, by excluding the effects of transaction costs, net (gain) loss on sale and retirement of assets, business realignment costs and certain impairments. Further, while discretionary bonuses for members of management are not determined with reference to specific targets, our board of directors may consider Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA (Excluding Political), Adjusted Net Income, Adjusted Net Income Per Share, and Net Leverage when determining discretionary bonuses.

Investor Relations
Claire Yenicay
(203) 900-5555
investors@townsquaremedia.com

TOWNSQUARE MEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in Thousands, Except Share and Per Share Data)
(unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$41,768	$43,417
Accounts receivable, net of allowance of $5,469 and $5,946, respectively	55,288	61,234
Prepaid expenses and other current assets	12,476	16,037
Total current assets	109,532	120,688
Property and equipment, net	111,873	113,846
Intangible assets, net	264,629	276,838
Goodwill	161,481	161,385
Investments	18,971	19,106
Operating lease right-of-use assets	50,032	50,962
Other assets	1,038	1,197
Restricted cash	497	496
Total assets	$718,053	$744,518
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,035	$4,127
Deferred revenue	11,933	10,669
Accrued compensation and benefits	8,335	14,831
Accrued expenses and other current liabilities	24,464	17,876
Operating lease liabilities, current	8,932	9,008
Accrued interest	5,945	15,203
Total current liabilities	63,644	71,714
Long-term debt, net of deferred finance costs of $5,761 and $6,324, respectively	512,844	524,442
Deferred tax liability	16,982	18,748
Operating lease liability, net of current portion	44,214	45,107
Other long-term liabilities	14,341	15,428
Total liabilities	652,025	675,439
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 300,000,000 shares authorized; 13,117,307 and 12,964,312 shares issued and outstanding, respectively	131	130
Class B common stock, par value $0.01 per share; 50,000,000 shares authorized; 815,296 and 815,296 shares issued and outstanding, respectively	8	8
Class C common stock, par value $0.01 per share; 50,000,000 shares authorized; 3,461,341 and 3,461,341 shares issued and outstanding, respectively	35	35
Total common stock	174	173
Additional paid-in capital	311,877	309,645
Accumulated deficit	(250,062)	(244,298)
Non-controlling interest	4,039	3,559
Total stockholders’ equity	66,028	69,079
Total liabilities and stockholders’ equity	$718,053	$744,518

TOWNSQUARE MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in Thousands, Except Per Share Data)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Net revenue	$103,110	$100,242
Operating costs and expenses:
Direct operating expenses, excluding depreciation, amortization, and stock-based compensation	78,324	73,763
Depreciation and amortization	4,944	4,765
Corporate expenses	5,345	4,409
Stock-based compensation	1,772	869
Transaction and business realignment costs	292	452
Impairment of intangible and long-lived assets	8,487	478
Net gain on sale and retirement of assets	(292)	(308)
Total operating costs and expenses	98,872	84,428
Operating income	4,238	15,814
Other expense (income):
Interest expense, net	9,558	10,027
Gain on repurchases of debt	(775)	—
Other (income) expense, net	(1,026)	1,588
(Loss) income from operations before tax	(3,519)	4,199
Income tax (benefit) provision	(1,578)	1,458
Net (loss) income	$(1,941)	$2,741

Net (loss) income attributable to:
Controlling interests	$(2,421)	$2,224
Non-controlling interests	$480	$517

Basic (loss) income per share	$(0.14)	$0.13

Diluted (loss) income per share	$(0.14)	$0.11

Weighted average shares outstanding:
Basic	17,204	16,796
Diluted	17,204	19,509

Cash dividend declared per share	$0.1875	$—

TOWNSQUARE MEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in Thousands)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(1,941)	$2,741
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	4,944	4,765
Amortization of deferred financing costs	425	418
Non-cash lease expense (income)	41	(155)
Net deferred taxes and other	(1,766)	1,284
Provision (benefit) for doubtful accounts	1,323	(287)
Stock-based compensation expense	1,772	869
Gain on repurchases of debt	(775)	—
Trade activity, net	(454)	(654)
Impairment of intangible and long-lived assets	8,487	478
Realized gain on sale of digital assets	(839)	—
Unrealized loss on investment	134	1,508
Content rights acquired	70	(9,635)
Amortization of content rights	1,200	803
Change in content rights liabilities	258	9,635
Other	(625)	(311)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	5,058	7,049
Prepaid expenses and other assets	4,465	735
Accounts payable	(22)	2,861
Accrued expenses	(3,134)	(4,056)
Accrued interest	(9,258)	(9,453)
Other long-term liabilities	(8)	(29)
Net cash provided by operating activities	9,355	8,566
Cash flows from investing activities:
Payment for acquisition	—	(1,650)
Purchase of property and equipment	(3,639)	(2,765)
Purchase of digital assets	—	(4,997)
Proceeds from sale of digital assets	2,975	—
Proceeds from insurance recoveries	—	11
Proceeds from sale of assets and investment related transactions	493	593
Net cash used in investing activities	(171)	(8,808)
Cash flows from financing activities:
Repurchases of 2026 Notes	(11,248)	—
Proceeds from stock options exercised	31	647
Withholdings for shares issued under the ESPP	430	—
Repayments of capitalized obligations	(45)	(24)
Net cash (used in) provided by financing activities	(10,832)	623
Cash and cash equivalents and restricted cash:
Net (decrease) increase in cash, cash equivalents and restricted cash	(1,648)	381
Beginning of period	43,913	50,999
End of period	$42,265	$51,380

TOWNSQUARE MEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in Thousands)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Supplemental Disclosure of Cash Flow Information:
Cash payments:
Interest	$18,728	$18,909
Income taxes	4	48

Supplemental Disclosure of Non-cash Activities:
Dividends declared, but not paid during the period	$3,343	$—
Investments acquired in exchange for advertising(1)	—	250
Property and equipment acquired in exchange for advertising(1)	98	211
Accrued capital expenditures	89	384

Supplemental Disclosure of Cash Flow Information relating to Leases:
Cash paid for amounts included in the measurement of operating lease liabilities, included in operating cash flows	$3,029	$2,546
Right-of-use assets obtained in exchange for operating lease obligations	1,309	1,177

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$41,768	$50,886
Restricted cash	497	494
	$42,265	$51,380
(1) Represents total advertising services provided by the Company in exchange for property and equipment and equity interests acquired during each of the three months ended March 31, 2023 and 2022, respectively.

TOWNSQUARE MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS BY SEGMENT
(in Thousands)
(unaudited)

	Three Months Ended March 31,
	2023	2022	% Change
Subscription Digital Marketing Solutions	$21,561	$21,850	(1.3)%
Digital Advertising	33,707	29,218	15.4%
Broadcast Advertising	45,923	48,226	(4.8)%
Other	1,919	948	102.4%
Net revenue	103,110	100,242	2.9%
Subscription Digital Marketing Solutions Expenses	15,962	15,476	3.1%
Digital Advertising expenses	23,613	21,007	12.4%
Broadcast Advertising expenses	37,365	36,442	2.5%
Other expenses	1,384	838	65.2%
Direct operating expenses	78,324	73,763	6.2%
Depreciation and amortization	4,944	4,765	3.8%
Corporate expenses	5,345	4,409	21.2%
Stock-based compensation	1,772	869	103.9%
Transaction and business realignment costs	292	452	(35.4)%
Impairment of intangible and long-lived assets	8,487	478	**
Net gain on sale and retirement of assets	(292)	(308)	(5.2)%
Total operating costs and expenses	98,872	84,428	17.1%
Operating income	4,238	15,814	(73.2)%
Other expense (income):
Interest expense, net	9,558	10,027	(4.7)%
Gain on repurchases of debt	(775)	—	**
Other (income) expense, net	(1,026)	1,588	(164.6)%
(Loss) income from operations before tax	(3,519)	4,199	(183.8)%
Income tax (benefit) provision	(1,578)	1,458	(208.2)%
Net (loss) income	$(1,941)	$2,741	(170.8)%
** not meaningful

The following table presents Net revenue and Adjusted Operating Income by segment, for the three months ended March 31, 2023, and 2022, respectively (in thousands):

	Three Months Ended March 31,
	(Unaudited)
	2023	2022	% Change
Subscription Digital Marketing Solutions	$21,561	$21,850	(1.3)%
Digital Advertising	33,707	29,218	15.4%
Digital	55,268	51,068	8.2%
Broadcast Advertising	45,923	48,226	(4.8)%
Other	1,919	948	102.4%
Net revenue	$103,110	$100,242	2.9%
Subscription Digital Marketing Solutions	$5,599	$6,374	(12.2)%
Digital Advertising	10,094	8,211	22.9%
Digital	15,693	14,585	7.6%
Broadcast Advertising	8,558	11,784	(27.4)%
Other	535	110	386.4%
Adjusted Operating Income	$24,786	$26,479	(6.4)%

The following table reconciles Net revenue to Net revenue, excluding political revenue on a GAAP basis by segment for the three months ended March 31, 2023, and 2022, respectively (in thousands):

	Three Months Ended March 31,
	(Unaudited)
	2023	2022	% Change
Subscription Digital Marketing Solutions	$21,561	$21,850	(1.3)%
Digital Advertising	33,707	29,218	15.4%
Digital	55,268	51,068	8.2%
Broadcast Advertising	45,923	48,226	(4.8)%
Other	1,919	948	102.4%
Net revenue	$103,110	$100,242	2.9%
Subscription Digital Marketing Solutions political revenue	—	—	**
Digital Advertising political revenue	15	46	(67.4)%
Broadcast Advertising political revenue	198	386	(48.7)%
Other political revenue	—	—	**
Political revenue	$213	$432	(50.7)%
Subscription Digital Marketing Solutions net revenue (ex. political)	$21,561	$21,850	(1.3)%
Digital Advertising net revenue (ex. political)	33,692	29,172	15.5%
Digital net revenue (ex. political)	55,253	51,022	8.3%
Broadcast Advertising political net revenue (ex. political)	45,725	47,840	(4.4)%
Other net revenue (ex. political)	1,919	948	102.4%
Net revenue (ex. political)	$102,897	$99,810	3.1%
** not meaningful

The following table reconciles on a GAAP basis net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted Net Income for the three months ended March 31, 2023, and 2022, respectively (in thousands, except per share data):

	Three Months Ended March 31,
	(Unaudited)
	2023	2022
Net (loss) income	$(1,941)	$2,741
Income tax (benefit) provision	(1,578)	1,458
(Loss) Income from operations before taxes	(3,519)	4,199
Transaction and business realignment costs	292	452
Impairment of intangible and long-lived assets	8,487	478
Net gain on sale and retirement of assets	(292)	(308)
Gain on repurchases of debt	(775)	—
Gain on sale of digital assets	(839)	—
Change in fair value of investment	134	1,508
Gain on insurance recoveries	(372)	(11)
Net income attributable to non-controlling interest, net of income taxes	(480)	(517)
Adjusted net income before income taxes	2,636	5,801
Income tax provision	1,182	2,014
Adjusted Net Income	$1,454	$3,787

Adjusted Net Income Per Share:
Basic	$0.08	$0.23
Diluted	$0.08	$0.19

Weighted average shares outstanding:
Basic	17,204	16,796
Diluted	17,483	19,509

The following table reconciles on a GAAP basis net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA, Adjusted EBITDA (Excluding Political), and Adjusted EBITDA Less Interest, Capex and Taxes for the three months ended March 31, 2023, and 2022, respectively (dollars in thousands):

	Three Months Ended March 31,
	(Unaudited)
	2023	2022
Net (loss) income	$(1,941)	$2,741
Income tax (benefit) provision	(1,578)	1,458
Interest expense, net	9,558	10,027
Gain on repurchases of debt	(775)	—
Depreciation and amortization	4,944	4,765
Stock-based compensation	1,772	869
Transaction and business realignment costs	292	452
Impairment of intangible and long-lived assets	8,487	478
Other (a)	(1,318)	1,280
Adjusted EBITDA	$19,441	$22,070
Political Adjusted EBITDA	(181)	(367)
Adjusted EBITDA (Excluding Political)	$19,260	$21,703
Political Adjusted EBITDA	181	367
Net cash paid for interest	(18,728)	(18,909)
Capital expenditures	(3,639)	(2,765)
Cash paid for taxes	(4)	(48)
Adjusted EBITDA Less Interest, Capex and Taxes	$(2,930)	$348
(a) Other includes net (gain) on sale and retirement of assets and other (income) expense, net.

The following table reconciles net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA on a quarterly basis for the twelve months ended March 31, 2023 (dollars in thousands):

	Three Months Ended				Twelve Months Ended
	(Unaudited)
	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	March 31, 2023
Net income (loss)	$4,919	$2,798	$3,932	$(1,941)	$9,708
Income tax provision (benefit)	1,206	2,275	(5,503)	(1,578)	(3,600)
Interest expense, net	10,044	9,967	9,790	9,558	39,359
Gain on repurchases of debt	(108)	—	—	(775)	(883)
Depreciation and amortization	4,314	4,467	5,498	4,944	19,223
Stock-based compensation	839	722	1,367	1,772	4,700
Transaction and business realignment costs	824	1,004	2,168	292	4,288
Impairment of intangible and long-lived assets	9,419	10,300	10,917	8,487	39,123
Other (a)	895	(627)	221	(1,318)	(829)
Adjusted EBITDA	$32,352	$30,906	$28,390	$19,441	$111,089
(a) Other includes net (gain) on sale and retirement of assets and other (income) expense, net.

The following tables reconcile Operating income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted Operating Income by segment for the three months ended March 31, 2023, and 2022 (in thousands):

	Three Months Ended March 31, 2023
	(Unaudited)
	Subscription Digital Marketing Solutions	Digital Advertising	Broadcast Advertising	Other	Corporate and Other Reconciling Items	Total
Operating income (loss)	$5,143	$9,885	$(3,594)	$486	$(7,682)	$4,238
Depreciation and amortization	328	164	3,600	36	816	4,944
Corporate expenses	—	—	—	—	5,345	5,345
Stock-based compensation	128	45	164	2	1,433	1,772
Transaction and business realignment costs	—	—	193	11	88	292
Impairment of intangible and long-lived assets	—	—	8,487	—	—	8,487
Net gain on sale and retirement of assets	—	—	(292)	—	—	(292)
Adjusted Operating Income	$5,599	$10,094	$8,558	$535	$—	$24,786

	Three Months Ended March 31, 2022
	(Unaudited)
	Subscription Digital Marketing Solutions	Digital Advertising	Broadcast Advertising	Other	Corporate and Other Reconciling Items	Total
Operating income (loss)	$5,965	$8,131	$8,817	$(57)	$(7,042)	$15,814
Depreciation and amortization	277	65	3,145	38	1,240	4,765
Corporate expenses	—	—	—	—	4,409	4,409
Stock-based compensation	132	15	87	3	632	869
Transaction and business realignment costs	—	—	—	6	446	452
Impairment of intangible and long-lived assets	—	—	7	120	351	478
Net gain on sale and retirement of assets	—	—	(272)	—	(36)	(308)
Adjusted Operating Income	$6,374	$8,211	$11,784	$110	$—	$26,479